EvergreenBancorp earnings climb 88%

SEATTLE, WA – (MARKET WIRE) – February 08, 2007 — EvergreenBancorp, Inc. (OTCBB:EVGG), the holding company for EvergreenBank, reported net income for 2006 of $1.82 million, or $.88 per diluted share, compared with $966 thousand, or $.47 per diluted share, for 2005. Earnings for the fourth quarter of 2006 were $593 thousand, or $.27 per diluted share compared with $252 thousand, or $0.12 per share for the same period last year. Assets at year-end totaled $343.52 million, compared with $249.19 million at year-end 2005.

Gerald Hatler, President and CEO of EvergreenBancorp, Inc., said, “Earnings for the fourth quarter rounded out a year of quarter over quarter over quarter of improving earnings both relatively and absolutely. The final result was a year that produced record earnings for our company and record return on equity for our shareholders.”

Financial highlights

Year 2006 highlights include:

•	Net income increased $853 thousand, or 88%

•	Diluted earnings per share rose 85%, to $.88

•	Total assets increased to $343.52 million, a $94.33 million, or 38%, increase from one year earlier

•	Net loans rose $102.53 million, or 55%, to $289.67 million

•	Deposits rose $56.55 million, or 28%, from $199.89 million to $256.44 million

•	An additional $4.55 million in equity capital, net of offering costs, was raised through a secondary offering of common stock to support current and future growth. The company’s regulatory capital was further boosted by a $7 million Trust Preferred stock offering completed in the fourth quarter of 2006

•	Credit quality continued to be strong in 2006, with nonperforming loans at year-end totaling .17% of loans outstanding, compared with .61% at year-end 2005

Operating Results

Net interest income before provision for loan losses totaled $12.54 million in 2006 compared with $10.26 million for 2005, an increase of 22%. Non-interest income for 2006 totaled $1.83 million, an increase of $135 thousand, or 8%, over 2005.

Net interest income before provision for loan losses for the fourth quarter of 2006 was $3.50 million, an increase of $799 thousand, or 30%, over the $2.70 million recorded in the same quarter last year. This increase was primarily due to increased loan totals. For the year, the company’s provision for loan losses totaled $810 thousand. This compares with $423 thousand in 2005. Non-interest income in the fourth quarter of 2006 increased 17% over year-earlier levels, to $485 thousand from $413 thousand.

EvergreenBancorp’s net interest margin before provision for loan losses decreased to 4.67% in 2006 compared with 5.15% in 2005. The decrease was primarily the result of an increase in the bank’s cost of funds, reflecting greater reliance on non-core funding sources to meet strong loan demand. For the fourth quarter of 2006, the Company’s net interest margin was 4.57%, compared with 5.21% for the same period in 2005.

Non-interest expense for 2006 was $10.95 million compared with $10.15 million for 2005. This represents an increase of $800 thousand, or 8%. For the fourth quarter, non-interest expense was $2.89 million compared with $2.65 million for the same quarter in 2005, an increase of 9%. The ratio of non-interest expense to average assets continues to improve. For 2006, the ratio stood at 3.8% compared with 4.7% for last year. In the fourth quarter, the ratio improved further, to an annualized 3.6%, from 4.7% during the fourth quarter of 2006 and 2005, respectively.

Hatler continued, “The favorable growth in our assets is reflected in our results from operations. As we continue to manage our net interest margin in light of the challenging interest rate environment, our discipline in controlling our non-interest expenses accelerated the growth in our bottom line.”

Return on average equity for 2006 was 9.55%, compared with 5.49% for 2005. For the fourth quarter of 2006, annualized return on average equity was 10.79% compared with 5.71% for the same period last year.

Balance Sheet Results

The company’s growth to $343.52 million in assets was supported by a record total in deposits ending at $256.44 million compared to $199.89 million in 2005, an increase of 28%. Asset quality remains strong, with net charge-offs for the year of just $82 thousand. Nonperforming loans at the end of 2006 stood at $497 thousand, or .17% of total loans outstanding, compared with $1.15 million, or .61% of total loans outstanding on December 31, 2005. The Bank’s allowance for loan losses stood at $2.78 million, or .95% of total loans at year-end 2006 compared with $2.06 million, or 1.09%, one year earlier. The company’s capital to assets ratio ended at 6.9%, reflecting both EvergreenBancorp’s significant growth over the past 12 months and the $4.55 million raised in our common stock offering in the fourth quarter. On December 31, 2005, the ratio stood at 7.12%.

About EvergreenBancorp and EvergreenBank

Founded in 1971, EvergreenBank is a subsidiary of EvergreenBancorp, Inc., a bank holding company headquartered in Seattle, Washington. EvergreenBank is an independent community banks with six offices in Seattle, Bellevue, Lynnwood, and Federal Way. The Bank is an award-winning institution, named in 2005 as one of the “best companies to work” for by Washington CEO magazine, as well as “best rated bank service” by Consumer Checkbook Magazine. It offers a full suite of personal and business banking services. Services include commercial, real estate, and consumer lending; savings, checking, and certificate of deposit accounts; health savings accounts; Internet banking; and merchant credit card processing services.

EvergreenBancorp stock trades on the Over-The-Counter Bulletin Board under the EVGG symbol. Visit www.EvergreenBancorp.com to learn more.

This press release contains “forward-looking statements” within the meaning of federal securities law, including statements concerning business strategies and their intended results, and similar statements concerning expectations that are not historical facts. The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions, demand for financial services, competitive conditions, regulatory changes, and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.

Contact:
EvergreenBancorp, Inc., Inc.
Gordon Browning
Executive Vice President and Chief Financial Officer
206-749-7350

Statements of Income (Unaudited)
(in thousands)
	Twelve months ended
	December 31,
	2006	2005	Change
Interest and dividend income
Loans, including fees	$19,352	$12,371	$6,981
Federal funds sold and other	130	179	-49
Investments securities:
Taxable securities	1,167	1,036	131
Tax exempt securities	137	126	11

Total interest and dividend income	20,786	13,712	7,074
Interest expense
Deposits	5,706	2,521	3,185
Federal funds purchased	75	15	60
Advances from Federal Home Loan Bank	1,979	568	1,411
Junior subordinated debt	491	345	146

Total interest expense	8,251	3,449	4,802
Net interest income	12,535	10,263	2,272
Provision for loan losses	810	423	387
Net interest income after provision for loan losses	11,725	9,840	1,885
Noninterest income
Service charges on deposit accounts	1,165	1,177	-12
Net Merchant credit card processing	157	151	6
Earnings in value of CSV-life insurance	226	90	136
Other noninterest income	280	275	5

Total noninterest income	1,828	1,693	135
Noninterest expense
Salaries and employee benefits	5,416	4,898	518
Occupancy and equipment	1,811	1,697	114
Data processing	832	744	88
Professional fees	318	391	-73
Marketing	485	473	12
State and local taxes	358	306	52
Other noninterest expense	1,730	1,641	89

Total noninterest expense	10,950	10,150	800
Income before income tax expense	2,603	1,383	1,220
Income tax expense	784	417	367
Net income	$1,819	$966	$853

Basic earnings per share	$0.89	$0.48	$0.41
Diluted earnings per share	$0.88	$0.47	$0.41

Consolidated Balance Sheets
(Unaudited)
	December 31,	December 31,
Assets	2006	2005	Change
Cash and due from banks	$9,160	$12,379	-$3,219
Interest-bearing deposits in financial institutions	760	2,811	-2,051
Federal funds sold	1,983	2,112	-129

Total cash and cash equivalents	11,903	17,302	-5,399
Securities available for sale	29,531	33,550	-4,019
Loans	292,449	189,188	103,261
Allowance for loan losses	-2,784	-2,056	-728

Net Loans	289,665	187,132	102,533
Premises and equipment	3,078	3,179	-101
Bank owned life insurance	5,316	5,090	226
Accrued interest and other assets	4,027	2,939	1,088
Total assets	$343,520	$249,192	$94,328

Liabilities

Deposits:
Noninterest bearing	$55,373	$64,635	-$9,262
Interest bearing	201,062	135,255	65,807

Total deposits	256,435	199,890	56,545
Junior subordinated debt	12,217	5,000	7,217
Advances from Federal Home Loan Bank	46,805	23,849	22,956
Accrued expenses and other liabilities	4,244	2,717	1,527

Total liabilities	319,701	231,456	88,245
Stockholders’ equity
Preferred stock: No par value; 100,000 shares authorized
issued and outstanding — none	0	0	0
Common stock and surplus: 2004 - No par value; 15,000,000 shares authorized; 2,353,262 shares issued and outstanding,
at 2006; 2,000,467 shares issued at 2005	21,129	16,005	5,124
Retained earnings	3,453	2,187	1,266
Accumulated other comprehensive loss	-763	-456	-307

Total stockholders’ equity	23,819	17,736	6,083

Total liabilities and stockholders’ equity	$343,520	$249,192	$94,328